Exhibit 10.13

Roy Cooper GOVERNOR

Machelle Baker Sanders SECRETARY

MEMORANDUM OF UNDERSTANDING BY AND BETWEEN

THE NORTH CAROLINA DEPARTMENT OF COMMERCE AND

VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

WHEREAS, VinFast Trading and Production Joint Stock Company (“VinFast”), a member of the largest private conglomerate in Vietnam, VinGroup Joint Stock Company, is one of the most innovative and exciting electric vehicle (“EV”) companies in the world.

WHEREAS, VinFast (together with its affiliates, the “Company”) plans to launch five new EVs globally this year and is excited to announce that it intends to manufacture two of the vehicles (the VF 8 and 9, respectively), and the batteries to power the vehicles, in the United States. After a comprehensive six-month search spanning twelve states and forty-nine mega-sites, the Company has selected the approximately 1,900-acre Triangle Innovation Point East site (the “Site”) in Chatham County, North Carolina, located outside of the City of Sanford, North Carolina, as the future home for its world-class, state-of-the-art EV and battery manufacturing facilities (collectively, the “Project”).

WHEREAS, in support of the Project the North Carolina Department of Commerce (the “DOC”) anticipates that the North Carolina General Assembly will appropriate $450,000,000 to improve the infrastructure surrounding the Site. It is anticipated that the appropriation would include $250,000,000 for public roadway improvements, $75,000,000 for water and sewer infrastructure improvements and $125,000,000 for site preparation. In the event of such an appropriation, DOC anticipates administering all or part of the appropriation on behalf of the State of North Carolina (the “State”). The purpose of this Memorandum is to provide supporting details about the mutual strategy for achieving the development of the Project and to establish the framework for a working partnership going forward. The Parties acknowledge that no one person can bind the legislature and that the terms of all incentives and commitments described herein are contingent on a future appropriation and will be governed by their respective agreements.

EXPECTATIONS

The Company will acquire and hold the Site free and clear of all liens and encumbrances. The Site will be subdivided into three blocks - Parcel A, Parcel B and Parcel C (collectively “the Property”) and grant an assignable, recordable option (the “Option”) to the State. See Exhibit A for a tentative draft of how those parcels would be partitioned. The Option shall be recorded as the first priority against each Parcel, and shall remain in such position throughout the duration of the Option Period, except as described below in the section entitled “SUBORDINATION OF THE OPTION”

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center | Raleigh, NC 27699-4301

The exclusive Option to purchase each Parcel shall have a duration of twelve (12) years after formation of a final agreement between the Company and the State (the “Option Period”), except as otherwise described below in this document.

During the duration of the Option, except as otherwise described below in this document, the Company may not, and shall not, (i) assign, convey, transfer, grant any right of purchase, or encumber, any portion of the Property to any other person, firm or corporation or (ii) otherwise take any action that would restrict the Company’s ability to convey any portion of the Property pursuant to the Option free and clear or all encumbrances, in each case without the prior written consent of the State, which approval shall be in the sole and exclusive discretion of the State.

EXERCISE OF THE OPTION

The Option may be exercised by the State upon the following conditions:

1.

Upon the failure by the Company to commence or substantially complete the work for Parcel A by respective dates set forth in the Company Schedule attached hereto as Exhibit B, the State may exercise the Option with respect to Parcel A, Parcel B and/or Parcel C; provided, however, that. in the event of any default by the Company in the performance of its duties to begin or complete development of the Project as provided in the Company Schedule, the State will provide written notice of the default to the Company and will specify a period of not less than sixty (60) calendar days in which the Company shall have a right to cure the default; provided, however, such cure period shall be extended if and only if (1) a default cannot reasonably be cured by the Company within the cure period provided in such notice, (2) the Company notifies the State of such fact by no later than the end of the cure period provided in the notice, and (3) within the cure period provided in the written notice of default, the Company accomplishes these actions: (i) the Company commences such cure as is necessary for the Company not be in default of the Company Schedule and (ii) the Company delivers a written statement to the State describing the actions the Company has taken and will take to cure the default and the date the Company anticipates it will no longer be in default of the Company Schedule, and (4) the Company thereafter diligently and continuously pursues the cure to its default of the Company Schedule until it is no longer in default.

Notwithstanding above, the cure period shall not be extended longer than eighteen months without the written approval of the extension period by the State, which approval shall be in the State’s sole and exclusive discretion.

Any extensions of the Company Schedule under these provisions shall operate to automatically extend the Option Period.

Company agrees to provide period updates to the State as to its progress in meeting the Company Schedule, as well as additional information as may be requested.

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center | Raleigh, NC 27699-4301

2.

Upon the failure by the Company to create 1,750 Eligible Positions, (as that term is defined in the CEDA by and between the State and the Company and determined in accordance with the Company’s performance under the JDIG award), by December 31, 2026, the State may exercise the Option with respect to Parcel A, Parcel B and/or Parcel C; provided however that if the Company has made a Material Investment on Parcel A then the State may not exercise the Option with respect to Parcel A.

3.

Upon the failure by the Company to create 3,875 Eligible Positions by December 31, 2028, the State may exercise the Option with respect to Parcel A, Parcel B and/or Parcel C; provided however that if the Company has made a Material Investment on Parcel A or Parcel B then the State may not exercise the Option with respect to any parcel upon which a Material Investment has been made.

4.

Upon the failure by the Company to create 6,000 Eligible Positions by December 31, 2032, the State may exercise the Option with respect to Parcel C; provided however that if the Company has made a Material Investment on Parcel C then the State may not exercise the Option with respect to Parcel C.

In the event that the Option is exercised with respect to a parcel, the purchase price that the State would pay to the Company (the “Purchase Price”) would be calculated as the price per acre paid by the Company to purchase the parcel being purchased by the State multiplied by the number of acres in that parcel plus the actual cost of all work undertaken by the Company permitted by any grading permit for that parcel minus the amount of funds reimbursed to the Company from the State for site work on that parcel, up to a total cap of $175 million for the Purchase Price.

The State would be entitled to a credit against the Purchase Price equal to the amount of money owed to the State or its political subdivisions by the Company.

“Material Investment” means $500 million with respect to Parcel A, $100 million with respect to Parcel B and $50 million with respect to Parcel C.

SUBORDINATION OF THE OPTION

The State agrees to subordinate the Option to any lender or creditor of the Company for financing with respect to and used by the Project under the following conditions:

1.	With respect to Parcel A, once the Company has secured construction financing for the parcel and completed $50 million of construction on Parcel A that is not eligible to be reimbursed by the State.

2.	With respect to Parcel B, once the Company has secured construction financing for the parcel and completed $50 million of construction on Parcel B that is not eligible to be reimbursed by the State.

3.

With respect to Parcel C, once (a) the Company has created 6,000 Eligible Positions and made $2 billion in investment on the Site and maintained those positions two of three succeeding years, or (b) the Company has (i) created 3,875 Eligible Positions, (ii) made $1 billion in investment, and (iii) the Company has secured construction financing for the parcel and completed $50 million of construction on Parcel C that is not eligible to be reimbursed by the State.

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center | Raleigh, NC 27699-4301

PAYMENT OF CLAW-BACK

The Company agrees to pay back to the State immediately an amount of money to the State equal to the Claw-Back Base multiplied by the appropriate percentage (the “Appropriate Percentage”) with the resulting amount being the “Claw-Back.”

1.	In the event the Option is exercisable against at least Parcel B and Parcel C, the Appropriate Percentage would be 100% but the Claw-Back would be capped at the Purchase Price.

2.

In the event the Option is exercised against only Parcel C, the Appropriate Percentage would be due 100% if the Option were exercisable for failure to create 3,875 Eligible Positions or 50% if the Option were exercisable due for failure to create 6,000 Eligible Positions but more than 3,875 Eligible Positions.

3.

In the event that the Option is not exercised but the Company fails to create 3,875 Eligible Positions by December 31, 2026 and maintain employment at that level for two of the three succeeding grant years, the Appropriate Percentage would be 100%.

4.

In the event that the Option is not exercised but the Company creates at least 3,875 Eligible Positions by December 31, 2026, and maintains employment at that level for two of the three succeeding grant years, but fails to (1) create 6,000 Eligible Positions and maintain those positions for two of three succeeding years by December 31, 2032 and (2) invest $2 billion by December 31, 2029, the Appropriate Percentage would be 50%.

5.	If the Company ceases operations on the Site for a period of 12 consecutive months prior to December 31, 2032 the Appropriate Percentage would be 100%.

“Claw-Back Base” means the amount of the reimbursement paid by the State to the Company for site work done on the Project Site.

NORTH CAROLINA DEPARTMENT OF COMMERCE	VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

/s/ Marqueta Welton	/s/ John F. Harris
Marqueta Welton	John F. Harris, Esq.
Chief of Staff	Authorized Representative
March 29, 2022	March 29, 2022

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center | Raleigh, NC 27699-4301

EXHIBIT A

DRAFT -TO BE UPDATED BY THE STATE AND COMPANY

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center J Raleigh, NC 27699-4301

EXHIBIT B

COMPANY SCHEDULE

1.    Commencement of work permitted by the Grading Permit on Parcel A by May 30, 2023.

2.    Completion of all grading and clearing activities permitted by the Grading Permit of Parcel A by October 31, 2023.

3.    Commencement of vertical construction of buildings and structures on Parcel A by January 1, 2024.

4.    Commencement of operations by the Company on Parcel A by July 1, 2026.

State of North Carolina | Department of Commerce

301 North Wilmington Street | 4301 Mail Service Center | Raleigh. NC 27699-4301